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                                                                    EXHIBIT 99.2


                              EMPLOYMENT AGREEMENT


       THIS EMPLOYMENT AGREEMENT (hereinafter referred to as the "Agreement") is made this 13th day of November, 2000, by and between NORSTAR GROUP, INC. (hereinafter referred to as the "Corporation"), a Utah corporation, and Andrew
S. Peck (hereinafter referred to as the "Employee").

       1. EMPLOYMENT. The Corporation hereby employs the Employee and the Employee hereby accepts employment with the Corporation upon the terms and conditions hereinafter set forth.

       2. TERM. Subject to the provisions respecting the termination of this Agreement as set forth in Sections 8 and 9 hereof, the term of this Agreement shall be for the period beginning the date hereof and extending until and through November 13, 2001, and may be extended for one or more additional periods of one (1) year each as may be agreed in writing by the parties hereto.

       3. DUTIES. The Corporation is engaged in the business of providing on-line Internet services (the "Business of the Corporation"). The Employee is engaged as President of the Corporation and his duties shall be those related to all phases of the Business of the Corporation, and such other duties consistent with the duties of an executive officer as may from time to time be determined by the Board of Directors of the Corporation.

       4. COMPENSATION. As the entire compensation to the Employee for his services to the Corporation under and during the term of this Agreement, in whatever capacity rendered, the Corporation shall pay to the Employee a salary of fifty thousand ($50,000) Dollars per annum payable in a manner in accordance with the Corporation's normal payroll policy; provided, however, that the Corporation shall pay to the Employee such additional cash bonus, if any, as shall be decided by the Board of Directors of the Corporation in its sole discretion.

       As additional compensation for the Employee's services, the Corporation, simultaneously with the execution of this Agreement, shall issue to the Employee one hundred thousand (100,000) shares of the Corporation's Common Stock (the "Shares").

       5. EXTENT OF SERVICE. The employee shall devote his full working time, attention and energies to the performance of his duties under this Agreement and shall utilize his best efforts in furtherance of the business of the Corporation.

       6. EXPENSES. The Employee is authorized to incur reasonable expenses for promoting the business of the Corporation, including expenses for entertainment, travel and other similar items in accordance with policies established by the Board of Directors from time to time. The Corporation shall reimburse the Employee for all such expenses upon the presentation by the Employee, from time to time, of an itemized accounting for such expenditures.



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         7. AGREEMENTS BY CORPORATION. The compensation which is provided for in this Employment Agreement shall be in addition to any health, retirement, profit sharing, stock option, life insurance, and accident insurance, or similar benefit program of the Corporation in which the Employee is entitled to participate, if any, in accordance with the terms of such benefits, whether such benefits are now in effect or are hereafter instituted. The Corporation is not obligated to provide any other benefit which is now or may hereafter be put into effect. However, if the Corporation provides any of such benefits to other senior executives of the Corporation, the Corporation shall provide such benefits to the Employee.

         8. TERMINATION UPON LIQUIDATION. Anything herein contained to the contrary notwithstanding, upon thirty (30) days' prior written notice to the Employee, the Corporation, at any time subsequent to the adoption of a resolution by the Board of Directors of the Corporation to the substantial effect that the Board of Directors deems it advisable that the business of the Corporation be terminated and its assets liquidated, may terminate this Agreement and all of the rights, obligations and duties of the parties hereunder.

         9. DISCHARGE FOR CAUSE. The Corporation may discharge the Employee for cause at any time upon thirty (30) days' prior written notice, and upon the occurrence of such discharge for cause, this Agreement shall terminate except that the restrictions and provisions imposed on the Employee as set forth in Sections 10, 11 and 12 hereof shall remain in effect. For purposes of this Agreement, the term "cause" shall mean (i) conduct by the Employee that amounts to fraud, dishonesty, gross negligence or willful misconduct in the performance of his duties hereunder; (ii) failure by the Employee to perform his duties hereunder in the manner and to the extent required under this Agreement or breach by the Employee of any other obligation owed by the Employee to the Corporation including, without limitation, the obligation to refrain from engaging in the activities prohibited by Sections 10, 11 and 12 hereof; and
(iii) the conviction of the Employee of a felony.

         10. RESTRICTIVE COVENANTS.

                  (a) Agreement Not to Solicit Customers. During the term of the Employee's employment by the Corporation and for a period of two (2) years following the termination of such employment for any reason whatsoever, the Employee shall not (except on behalf of or with the prior written consent of the Corporation), either directly or indirectly, on the Employee's own behalf or on behalf of others, (1) solicit, divert, appropriate to [or accept] on behalf of any Competing Business, or (2) attempt to solicit, divert, appropriate to [or accept] on behalf of a Competing Business, any business from any customer or actively sought prospective customer of the Corporation with whom the Employee has had regular contact, whose contacts with the Corporation have been supervised by the Employee or about whom the Employee has acquired Proprietary Information (as defined hereinafter) in the course of his or her employment.

                  (b) Agreement Not to Solicit Employees. During the term of the Employee's employment by the Corporation and for a period of two (2) years following the termination of such employment for any reason whatsoever, the Employee shall not, either directly or indirectly, on the Employee's own behalf or on behalf of others, solicit, divert or hire, or attempt to solicit, divert or hire, any person employed by the Corporation at any facility where the Employee performed
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services for the Corporation or any person with whom the Employee had regular contact in the course of his employment by the Corporation, whether or not the employment of any such person is pursuant to a written agreement, for a determined period or at will.

              (c) Agreement Not to Compete. During the term of the Employee's employment by the Corporation and for a period of two (2) years following the termination of such employment for any reason whatsoever, the Employee shall not (except on behalf of or with the prior written consent of the Corporation), within the Area, either directly or indirectly, on his own behalf or in the service or on behalf of others, as a manager, supervisor, administrator, consultant, producer, instructor, salesman or in any other capacity which involves duties and responsibilities similar to those undertaken for the company, engage in any business which is the same as or essentially the same as the Business of the Corporation. It is the express intent of the parties that the Area, as that term is defined herein, is the area where the Employee performs or performed services on behalf of the Corporation under this Agreement as of, or within a reasonable time prior to, the termination of the Employee's employment hereunder.

              (d) "Area" means the area circumscribed by a line drawn at a radius of thirty (30) miles from the headquarters of the Corporation.

              (e) "Competing Business" means any business organization of whatever form directly engaged in any business or enterprise which is the same as, or substantially the same as, the business of the Corporation.

       11. PROPRIETARY INFORMATION.

              (a) "Proprietary Information" means information related to the Corporation or its affiliates (1) which derives economic value, actual or potential, from not being generally known to or readily ascertainable by other persons who can obtain economic value from its disclosure or use; and (2) which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Assuming the foregoing criteria are met, Proprietary Information includes, but is not limited to, technical and nontechnical data related to the formulas, patterns, designs, compilations, programs, methods, techniques, drawings, processes, finances, actual or potential customers and suppliers, existing and future products, and employees of the Corporation or its affiliates. Proprietary Information also includes information which has been disclosed to the Corporation or its affiliates by a third party and which the Corporation or its affiliates are obligated to treat as confidential.

              (b) All Proprietary Information and all physical embodiments thereof received or developed by the Employee while employed by the Corporation are confidential to and are and will remain the sole and exclusive property of the Corporation. Except to the extent necessary to perform the duties assigned to him or her by the Corporation, the Employee will hold such Proprietary Information in trust and strictest confidence, and will not use, reproduce, distribute, disclose or otherwise disseminate the Proprietary Information or any physical embodiments thereof and may in no event take any action causing or fail to take the action necessary in order to prevent, any Proprietary Information disclosed to or developed by the Employee to lose its character or cease to qualify as Proprietary Information.

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              (c) Upon request by the Corporation, and in any event upon termination of the employment of the Employee with the Corporation for any reason, the Employee will promptly deliver to the Corporation all property belonging to the Corporation, including, without limitation, all Proprietary Information (and all physical embodiments thereof) then in his or her custody, control or possession.

       12. REMEDIES. The Employee agrees that the covenants contained in Sections 10 and 11 of this Agreement are of the essence of this Agreement; that each of such covenants is reasonable and necessary to protect and preserve the interests and properties of the Corporation and the Business of the Corporation; and that irreparable loss and damage will be suffered by the Corporation should the Employee breach any of such covenants. Therefore, the Employee agrees and consents that, in addition to all the remedies provided at law or in equity, the Corporation shall be entitled to a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated breach of any of the covenants. The existence of any claim, demand, action or cause of action of the Employee against the Corporation shall not constitute a defense to the enforcement by the Corporation of any of the covenants or agreements herein.

       13. REIMBURSEMENT OF DISALLOWED EXPENSES. In the event that any expenses paid by the Corporation for the Employee or any reimbursement of expenses by the Corporation to the Employee shall, upon audit or other examination of the income tax returns of the Corporation, be determined not to be allowable deductions from the gross income of the Corporation and such determination shall be acceded to by the Corporation or such determination shall be made final by the appropriate state or federal taxing authority or a final judgment of a court of competent jurisdiction and no appeal shall be taken therefrom, or the applicable period for filing a notice of appeal shall have expired, then in such event, the Employee shall rebate to the Corporation the dollar amount of such disallowed expenses. Such repayment may not be waived by the Corporation.

       14. BENEFIT. This Agreement shall inure to the benefit of and be binding upon (a) the Corporation, its successors and assigns, including, but not limited, to (i) any corporation which may acquire all or substantially all of the Corporation's assets and business, (ii) any corporation with or into which the Corporation may be consolidated or merged, or (iii) any corporation that is the successor corporation in an exchange of stock, and (b) the Employee, his heirs, guardians, and personal and legal representatives.


       15. SEVERABILITY. The Employee agrees that the covenants and agreements contained in Sections 10 and 11 of this Agreement are of the essence of this Agreement and that each of such covenants is reasonable and necessary to protect and preserve the interests and business of the Corporation. Employee further agrees that each of such covenants is separate, distinct and severable not only from the other of such covenants but also from the remaining provisions of this Agreement and that the unenforceability of any such covenant or agreement shall not affect the validity or enforceability of any other such covenant or agreements or any other provision or provisions of this Agreement.

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       16. TOLLING. In the event that Employee shall breach any or all of the covenants set forth in Sections 10 and 11 hereof, the running of the restrictions set forth in such Section or Sections breached shall be tolled during the continuation(s) of any such breach or breaches by Employee, and the running of the period of such restrictions shall commence or commence again only upon compliance by the Employee with the terms of the applicable Section breached.

       17. WAIVER. The waiver by the Corporation of any breach of this Agreement by the Employee shall not be effective unless in writing, and no such waiver shall operate or be construed as the waiver of the same or another breach on a subsequent occasion.

       18. NOTICES. All notices and communications hereunder shall be in writing and shall be deemed given when sent by registered or certified United States mail, postage prepaid, and, if intended for the Corporation, shall be addressed to it, to the attention of its President, at 6365 NW 6th Way, Suite 160, Ft. Lauderdale, Florida 33309, with a copy to Jeffrey A. Rinde, Esq., Bondy & Schloss LLP, 6 E. 43rd Street, New York, New York, or at such other address of which the Corporation shall have given notice to the Employee in the manner herein provided, and if intended for the Employee, shall be addressed to him at 6365 NW 6th Way, Suite 160, Ft. Lauderdale, Florida 33309 or at such other address of which the Employee shall have given notice to the Corporation in the manner herein provided.

       19. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

       20. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties, and may be amended, changed, modified, extended or rescinded only by a writing signed by the party against whom any such amendment, change, modification, extension and/or rescission is sought.


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       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                            NORSTAR GROUP, INC.

                                            By: /s/ Harry DiFrancesco
                                                -------------------------------
                                                Harry DiFrancesco, President




                                            EMPLOYEE

                                            /s/ Andrew S. Peck
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                                            Andrew S. Peck